Exhibit 10.36

MASTER AGREEMENT FOR LEASE AND OR LEASE PURCHASE

Date: 12-02-08

You are:

Name: Streetcar Ltd.

Address:	Park House, 8 Lombard Road
Wimbledon, London
Postcode:	SW19 3TZ
Registered no.	04525217

We are:

Barclays Mercantile Business Finance Limited of Churchill Plaza, Churchill Way, Basingstoke, Hampshire, RG21 7GL. Registered in England no. 898129. Our VAT registration no. is 243 8522 62.

In this agreement and any schedule, plus any supplement or appendix to either:

Equipment, place, rent, and term, are defined in each schedule and references to any equipment include all that equipment’s instruction books, registration documents, user documents and service records.

Euro LIBOR means the rate we conclusively certify as the rate the British Bankers’ Association fixes one month Euro LIBOR at about 11.00 am (London Time) on the first day of each month in which a sum is due under this agreement or any lease but unpaid.

Include and Including are used to highlight or illustrate; not to restrict the meaning of words they follow.

Increased Cost is defined in Clause 8.1.

Lease means this agreement and a schedule, plus any supplement or appendix to either and all of these documents shall form a single contract.

Lessee means you.

Lessor means us (though we may sometimes also be referred to as the owner).

Reference to a statutory provision is a reference to that provision as from time to time amended or replaced.

Schedule is any agreement by which we lease equipment to you as described in Clause 1.1.

Your Information is defined in Clause 17.

1	General

1.1	This is a master agreement. It does not commit either us or you to enter into a lease. You may ask us to enter into leases with you by giving us details of the equipment, its seller and any other information we require. We will only lease you equipment if you sign a schedule on terms we agree and then sign.

1.2	Multiple lessees are jointly and severally liable. If we do not own the equipment, we may enforce this agreement and any lease on behalf of its owner, but nobody else may enforce this agreement or any lease under the Contracts (Rights of Third Parties) Act 1999.

1.3	We may require you to arrange a change to any purchase contract you have entered so title to the equipment passes direct to us with full title guarantee. We will pay for the equipment on the terms agreed with you, or when we receive the supplier’s invoice.

1.4	This agreement and the leases contain all agreed terms. We do not agree to deliver, service or maintain any equipment; or, other than leasing you equipment, to provide any service or thing.

1.5	No concession or extra time we grant you will change our rights under this agreement. Changes to this agreement must be in writing and signed by us.

1.6	All notices about a lease shall be by letter or fax. Your address or fax number for notices will be your usual or last known address or fax number. You will be treated as receiving any letter 48 hours after posting, and any fax, on transmission and receipt by us of a good transmission report. All notices to us should be sent to our registered office as set out above. We may alter any of these arrangements by notice to you.

1.7	Any agreement by you in a lease to compensate the owner (which may be us or another party) will continue after the lease ends. It shall cover all costs, losses and expenses (including legal fees) plus VAT and work as follows. On our written demand you must pay us: (i) a sum that fully compensates the owner; or (ii) an extra rental (plus VAT) intended to provide the owner with its full anticipated after-tax return on the lease. In either case, our calculations will be final. Legal costs are payable on a full indemnity basis as between solicitor and own client.

1.8	You must provide us with any financial information about you that we may from time to time request to evidence your ability to meet your ongoing obligations under this agreement.

2	Term

The leasing lasts for the term shown in the schedule. It will then continue during any renewal period for which you have paid a renewal rental. So long as you are not in default (see Clauses 3.1 and 9.1) you are entitled to possession of the equipment for this period.

3	Payments

3.1	You must make all payments due under this agreement without set-off, counterclaim, deduction or withholding. If a law requires deduction or withholding you must increase your payment so we receive the amount we are entitled to absent that deduction or withholding.

3.2	It is an essential condition that we receive full payment in cleared funds (a) of the rentals on the dates shown in the schedules (or any other date we notify to you after your request) and (b) any other sum payable under this agreement within 5 days of our demand. We may treat any breach of this condition as a repudiation triggering Clause 9.2. Any cheques sent are at your risk. Any type of late payment will bear daily interest. This interest will accrue before and after judgment from its due date until we receive the unpaid amount for value. The interest rate will be: (i) for sums payable in sterling, at the Finance House Base Rate plus 5% per year (using a 365 day year); and (ii) for sums payable in euro, at Euro LIBOR plus 5 % per year (using a 360 day year). We may compound this interest as we see fit.

3.3	Any sum payable to us on a non-business day (i.e. any day, other than Saturday or Sunday, when most clearing banks in London are closed) shall be payable on the next business day.

3.4	We may apply any sum received under a lease (other than a rental received for value on its due date and not received under Clause 10.1), as between any of your liabilities under that lease or any other lease as we see fit.

3.5	If we need to allot rentals to individual items of equipment, we will do so by reference to the prices we paid for them.

4	Equipment

4.1	You must only use the equipment in the normal course of your business.

4.2	You must hold, maintain and comply with any licenses or permits that are necessary for you lawfully to possess and use the equipment.

4.3	You must ensure the equipment is safe, correctly used and kept in good condition and arrange any maintenance it needs. Any replacement parts become our property.

4.4	You may only alter the equipment with our written permission, unless the law says it must be altered. All alterations are at your expense.

4.5	Until you return the equipment to us and we have accepted it, any damage, loss or injury to anything or anyone caused to or by the equipment or by its use is your risk. Until then, any liabilities arising or penalties imposed in respect of its use (including to carry people or goods) or possession; and any costs or expenses incurred in relation to its detention and/or disposal by law are your responsibility. You shall indemnify us if any claim is made on us or we suffer any loss because of any of these matters.

4.6	You must keep the equipment in your possession. You may not sub-let it unless you first have our written permission. If the equipment is plant or machinery, you must keep it at the place shown in the schedule or, if none, in the United Kingdom, unless we have first agreed in writing where else it may be located. If the equipment is a commercial vehicle, you may take it anywhere in the European Union for up to 28 days per trip. If the equipment is a motor car, you may take it anywhere in the European Union for up to 28 days per year. In any case, you must tell us where the equipment is whenever we ask.

4.7	You must allow us or our agents to inspect the equipment and to mark it with our name if we choose to do so. Identification or registration marks must not be removed or changed.

4.8	You must not allow the equipment or our rights in it to be jeopardised. You must not agree to sell or otherwise dispose of the equipment in any way, or use it or allow it to be used as security, unless you have validly exercised a purchase option or are validly exercising a right to sell that equipment in a lease (see Clause 13).

4.9	We will license to you at your request any software in relation to the equipment in which we have validly acquired an interest. Any such licence to you shall not exceed the duration of the leasing, will be non-transferable, non-exclusive and subject to Clause 5 (as if that clause read “software” wherever it refers to “equipment”). You hereby indemnify us if any third party makes a claim in respect of the software.

5	Limit to our liability

5.1	You have selected the equipment and its supplier and established its suitability. We have not examined it or considered its suitability. You are responsible for taking delivery of the equipment. On delivery you must make sure it is as described in the schedule. You must arrange for any extras needed to start or use it. Once you have accepted delivery of the equipment you cannot return it without paying the sums listed in Clause 10.

5.2	You should arrange any equipment or service guarantee or warranty you require direct from the supplier. If asked, we will (if able) let you have the benefit of any that the supplier gives us.

5.3	The only statement we make about the equipment is that we have the right to lease it. We have not authorised its supplier or anyone else to make any statement about it.

5.4	Any implied term is excluded to the full extent the law allows.

5.5	We are not liable for lost business, revenue, profits or expected savings.

5.6	You must make all payments expressed to be due under any lease whether or not the equipment is satisfactory, correctly installed, works as you expected or at all, needs repair or is damaged.

5.7	How you account for each lease is a matter for you and your auditors.

6	Insurance

6.1	Until you return it to us and we have accepted it, you must insure the equipment. This insurance must be for the equipment’s full replacement value, against all or any loss or damage and third party risks howsoever arising; or with comprehensive cover for vehicles.

6.2	We may insist on approving your insurers and the insurance policy and having our ownership noted. If we are not satisfied with your insurance, we may take out our own at your expense. You will reimburse us for this on demand. No shortfall in any insurance proceeds will discharge your liabilities under this agreement.

6.3	You must immediately tell us if the equipment is a total loss or stolen. We may then require you either to replace the equipment; or to pay us the amounts set out in Clause 10 in full.

6.4	We may contact your insurers. If the equipment is a total loss or stolen, we may tell them the amount needed to discharge your outstanding liabilities to us. We may also act as your agent to settle any insurance claim concerning the equipment and receive any insurance proceeds.

7	Your warranties

7.1	When you sign this agreement you warrant to us that nothing restricts you from entering into this agreement, that you will only use the equipment in the ordinary course of your business and that no uncured event of default (see Clause 9.1(b)) has happened. For companies, trusts or corporations and limited liability partnerships, you also warrant you have full constitutional power and authority to execute this agreement so that it fully binds you.

7.2	Whenever you execute a schedule under Clause 1.1, you make the same warranties to us in relation to that schedule as you do in Clause 7.1 in relation to this agreement.

8	Change of circumstances

8.1	We shall notify you if, after the date of this agreement:

(a)	the introduction of, or change in (or in the interpretation, administration or application of), any law or regulation; or

(b)	compliance with any law or regulation;

causes an Increased Cost to any company in the Barclays PLC group, that is attributable to any lease. You must pay us the amount we conclusively certify is necessary to compensate the affected company for that Increased Cost within 7 days of that notice. An Increased Cost is an extra or increased cost; or the cost of placing mandatory deposits with, or paying fees to, any central bank or financial regulatory authority; or a reduction of any sum payable under any lease, or a reduction in the return any company in the Barclays PLC group achieves on its economic or regulatory capital.

8.2	All of our obligations under this agreement and any affected lease shall immediately cease, and you must immediately pay us all sums listed in Clause 10 if: (a) performing this agreement or any lease, or funding or maintaining a lease to you, becomes contrary to any law or regulation imposed by any government, or any quasi-governmental or intra-governmental entity having jurisdiction over any company in the Barclays PLC group; or (b) anything happens which does, or could, in our reasonable opinion, damage the reputation of any part of the Barclays PLC group.

9	Default

9.1	The following events are events of default and repudiations by you of all leases:

(a)	we do not receive any rental within 5 days of its due date; or

(b)	you do not cure a remediable breach of another term within 10 days of that breach; or

(c)	you dispose of a material part of your business assets or cease to carry on business; or

(d)	any circumstances arise which in our opinion do or may materially adversely affect your ability to perform your duties under this agreement; or

(e)	(for individuals) an application for an interim order is made against you or a petition for a bankruptcy order (in Scotland, for sequestration) is presented against you; or

(f)	(for companies, trusts or limited liability partnerships);

(i)	you pass or call a meeting to pass a resolution for your winding up or a winding up petition is presented against you; or

(ii)	any step is taken with a view to the appointment of a liquidator, receiver or administrator in relation to you or a liquidator, receiver or administrator is appointed in relation to you or any of your assets, or for a moratorium under Insolvency Act 2000; or

(iii)	your centre of main interests under Council Regulation (EC) No. 1346/2000 of 29 May 2000 is no longer located in the United Kingdom; or

(g)	distress (in Scotland diligence) or execution or enforcement is threatened or made against you; or

(h)	a meeting of your creditors is called or you propose a voluntary arrangement or you cease to trade or a petition for the appointment to you of an administrator is presented; or

(i)	you have become insolvent or (in Scotland) you are apparently insolvent; or

(j)	any company in the Barclays PLC group cancels any facility or demands payment as a result of a default by you; or

(k)	anything analogous to the events set out in (e) to (j) above occurs in a jurisdiction to which you are subject; or

(l)	(for companies) you cease to be “controlled” (as defined in Section 416 Income and Corporation Taxes Act 1988) by the person(s) controlling you at the date of this agreement or (for limited liability partnerships) there is a material change in your membership; or

(m)	any fact stated in a schedule (other than the rental and other finance details) is materially inaccurate, misleading or incomplete.

9.2	If anything described in Clause 9.1 occurs, our consent to your possession of the equipment ends. We may then end the leasing and take back the equipment from any premises on which it is situated. We will not lose these rights by any delay on our part. If we end the leasing, you must immediately pay us the sums set out in Clause 10 in full. Payment will not affect our rights (including, damages and the cost of recovering the equipment).

10	Sums payable on total loss, change of circumstance or default

10.1	The sums you must pay under Clauses 6.3, 8.2 and 9.2 are: (i) any due but unpaid rentals; (ii) (as agreed compensation) a sum calculated by adding together all rentals (that would have fallen due during the rest of the lease had it run the full term set out in its schedule) and deducting any applicable discount for early payment; (iii) fees due but unpaid; (iv) all interest payable under Clause 3.2; (v) all costs and losses incurred by redeploying funds used to lease you the equipment; (vi) any amount to be added under Clause 10.2; (vii) all our costs, losses and expenses incurred: (a) in exercising any of our powers under this agreement; and (b) in any legal proceedings we bring under this agreement; and (viii) any other amounts due and payable under this agreement, including under Clause 11. You must pay VAT on all sums listed in this Clause 10.1 to which it applies.

10.2	We may have calculated a lease’s rentals expecting to receive an amount as net sales proceeds of the equipment at the end of the lease. If we do not receive those expected proceeds, because we cannot or do not recover the equipment, or if it becomes a total loss, then an amount equal to those expected proceeds (less any applicable discount for early payment) will be added under item (vi) of Clause 10.1.

11	Additional sums payable in an administration

If an administrator appointed in respect of you obtains a court order (the “order”), under paragraph 72 of Schedule B1 of the Enterprise Act 2002, authorising the disposal of the equipment then, in addition and without prejudice to any other amounts payable to us under this agreement, you must (immediately upon the order being made or upon receipt of such net amounts, whichever is the later) pay us the net proceeds (within the meaning of paragraph 72 of Schedule B1 of the Enterprise Act 2002) of the disposal of the equipment plus any sum the court determines may be required to make good the deficiency referred to in Paragraph 72(3)(b) of Schedule B1 of the Enterprise Act 2002.

12	Return of equipment

12.1	Unless you have validly purchased it under a lease (see Clause 13.1) or have the right to sell it under a lease (see Clause 13.2), you must return the equipment to us, at an address we specify, at your own expense when its leasing ends. This includes all instruction books, registration documents and service records.

12.2	On its return (including under Clause 9.2) the equipment must be in good working order and condition (fair wear and tear excepted) and comply with any other conditions set out in the relevant schedule.

13	Purchase option / Right of sale

13.1	A lease may grant you a purchase option in a schedule. That schedule may also decide whether you must return the equipment if you do not exercise that purchase option. If it does compel you to return the equipment, it may impose further conditions on how you return it.

13.2	A lease may grant you a right to sell the equipment in a schedule. That schedule may also decide whether you must return the equipment if you are not authorised to sell the equipment on our behalf. If it does compel you to return the equipment, it may impose further conditions on how you return it.

14	Law and jurisdiction

This agreement shall be governed by English law. You submit to the exclusive jurisdiction of the English courts.

15	Assignments and transfers

15.1	You must not assign, novate or otherwise transfer, or create or allow to exist any mortgage, charge or other arrangement creating, or analogous to, security over any of your rights or duties under this agreement or any lease.

15.2	We may freely assign, sell, securitize, sub-participate, mortgage, charge or otherwise transfer any of our rights or interests or risks under, or novate all or part of, this agreement or any lease. You hereby agree promptly to execute all documents we reasonably request to give effect to this clause. We will pay your reasonable legal costs in complying with this clause.

16	Set-off

We may set off any sum we or any affiliate owes under this agreement against any sum you owe us or any affiliate, whether or not due. We may estimate any sum’s amount if it is unknown. Any difference between the estimated and actual amount will be payable when the latter is known.

17	Use of your information

17.1	We may sometimes collect, use, share and store personal and financial information about you and, where applicable, your directors, trustees, officers, shareholders, members, partners, guarantors and other company or business officials (your information). Your information includes information we:

(a)	obtain from you or from third parties (such as employers, joint account holders, credit reference agencies (who may search the Electoral Register), fraud prevention agencies or other organisations), and from public information such as County Court judgments (CCJs), when you apply for any product or service, or which you or they give us at any other time; or

(b)	learn from your dealings, such as dates, amounts, currencies and name and type of supplier.

17.2	We may share your information with other companies in the Barclays PLC group and any group company may use the information for the same purposes as we use it.

17.3	You warrant that, where you provide information about directors, trustees, officers, shareholders, members, partners, guarantors and other company or business officials and others (e.g. dependants or joint account holders), you have:

(a)	notified such individual of the purposes for which we may use their data, as set out in this clause;

(b)	obtained the consent of such individuals or are otherwise entitled to provide this information for us to use pursuant to this agreement.

17.4	We may use your information to assess and identify applicants. We may also use it to provide you with services, for assessment and analysis (including credit or behaviour scoring) and to prevent or detect crime. Making regulatory checks and performing duties to regulatory authorities, developing and improving services and protecting their interests are other uses to which we may put your information. In doing these things we may supply parties’ current and previous names, addresses and dates of birth. If you give us false or inaccurate information and we suspect fraud, we will record this. Declined applications based on automated credit scoring can be reviewed manually on request.

17.5	Without prejudice to Clause 1.6, we may use your information to contact you by letter, phone, fax or any electronic means about our and other people’s products or services which may be of interest to you. You may tell us at any time if you no longer wish to be receive marketing communications from us or any third party by writing to us, (quoting your full name, address and account details (if any)).

17.6	Any search at a credit reference agency will leave a search “footprint” on your file. If the search was for a credit application that footprint (but not the searcher’s name) may be seen by other organisations to whom you apply for credit in future. Agencies link applicants’ previous and later names and addresses.

17.7	We and credit reference and fraud prevention agencies will share your information. We and other organisations may use your information to make credit decisions and prevent or detect fraud, money laundering and other crime.

17.8	Potential uses of your information (see Clause 17.1) or information about your partner or other members of your household include:

(a)	managing credit and credit-related accounts or facilities;

(b)	checking insurance proposals and claims;

(c)	recovering debt;

(d)	checking details of job applicants and employees; and

(e)	checking public information such as CCJs and Electoral Register Information.

17.9	Information credit reference agencies hold about you may be “associated” with records about your partner or members of your household. Any enquiry to a credit reference agency may be assessed against “associated” records. Someone’s record will be “associated” with yours if:

(a)	you make a joint application; or

(b)	you advise us of a financial association with another person; or

(c)	the credit reference agencies have existing, linked or “associated” records. This “association” will be considered in all future applications by either or both of you and continue until one of you files a successful “disassociation” to the credit reference agencies.

17.10	Credit reference agencies record our enquiries. They may record, use and supply information we give them to lenders, insurers and other organisations. Details of false or inaccurate information or suspected fraud may be passed to fraud prevention and credit reference agencies. Law enforcement agencies may use this information. Organisations in and outside the UK may use information recorded by fraud prevention agencies.

17.11	We may give your information to:

(a)	other Barclays PLC group companies;

(b)	our agents or people who provide us with services (provided that they keep the information confidential);

(c)	anyone to whom we may or do assign, sell, securitize, sub-participate, mortgage, charge or otherwise transfer any of our rights or duties or interests or risks under, or novate all or part of, this agreement or any lease (see Clause 15.2);

(d)	any third party following any restructure, sale or acquisition of a Barclays PLC group company (provided the recipient uses your information for the same purposes as it was originally supplied to, and/or used by, us); and

(e)	any authorities, regulatory and similar bodies to identify fraud, money laundering and other crime, make regulatory checks, perform our duties to regulatory authorities, help collect parking and speeding fines, unpaid congestion charges and other road traffic penalties.

17.12	We may reveal your information (see Clause 17.1) if we have a duty, or the law allows us, to do so. Otherwise we will keep your information confidential.

17.13	Information that we, other organisations and fraud prevention agencies provide about you, your directors, trustees, officers, shareholders, members, partners, guarantors and other company or business officials and your “associate(s)” and any business you have to credit reference and fraud prevention agencies may be supplied to other organisations. We and those organisation may use that information to: (i) check your identity if you and/or your “associate” apply/applies for other facilities or make insurance applications and claims); (ii) help other organisations to make decisions on credit, credit-related services and on motor, household, life and other insurance proposals and insurance claims; (iii) trace your whereabouts and recover payment if you do not make payments that you owe; (iv) carry out checks to prevent or detect fraud, money laundering and other crime; (v) do statistical analyses and system testing; and (vi) do other things to which you specifically agree or, in very limited circumstances, when the law requires or the Data Protection Act 1998 allows.

17.14	We will not transfer your information to anyone in another country unless they agree to apply the same level of protection as we are required to apply to that information and to use your information strictly as we instruct them.

17.15	A Barclays PLC group database will store your information. Any Barclays PLC group company may use it for (i) training; (ii) credit assessment; (iii) decisions under this Clause 17; (iv) market or product analyses; and (v) preparing statistics.

17.16	We will hold your information after your account closes, or, if your application is declined or abandoned, for as long as legal, regulatory, fraud prevention and lawful business purposes allow.

17.17	You, or any of the individuals whose information you provide to us, can write to us for a copy of the information we hold about that individual. We will charge for this service. Please write to us at our address given above if you require details of the credit reference and fraud prevention agencies with whom we deal.

By signing a schedule:

You: (i) ask us to accept your offer to lease the equipment from us for use in your business subject to the terms of the lease; (ii) ask us on our acceptance to date the schedule and forward your payment instructions to your bankers; and (iii) accept that we have had no part in selecting the equipment and exclude liability for its condition and suitability.

Signature of Lessee

Signed for and on behalf of the lessee.

/s/ Andrew Valentine
Name and title of signatory	Andrew Valentine, Director
Authorised to sign
Signature of Lessor Signed for and on behalf of Barclays Mercantile Business Finance Limited.

/s/ [Illegible]
Authorised to sign

This agreement in relation to operational and financial covenants is made 31 MARCH 2010 between (1) Streetcar Limited (Co No 4525217) of Melbury House 51 Wimbledon Hill Road London SW19 7QW (“Customer”) and Barclays Mercantile Business Finance Limited of Churchill Plaza, Churchill Way, Basingstoke RG21 7GP (“BMBF”) (the “Agreement”).

It is agreed as follows:

1.	Definitions and Interpretations

	“EBITDA”:	Total Operating Profit before the deduction of any amount attributable to the amortisation of intangible assets and the depreciation of tangible assets;

	“Event of Default”:	an event of default under the Vehicle Finance Facility;

	“Expiry Date”:	12 months from the date of this Agreement;

	“Finance Document”:	a master lease purchase agreement made 12th February 2008 between BMBF and the Customer and any schedule thereto and any other documents which are entered into in connection therewith, as each of the same may be amended from time to time;

	“Financing Facility”:	any other financing facility provided to the Customer;

	“Gross Debt”:	all indebtedness incurred in respect of borrowed money (together with any fixed premium or repayment) of the Customer and shall be deemed to include (without limitation):

(i) the capitalised value of obligations under any hire purchase agreements and finance leasing agreements (as determined in accordance with applicable accounting standards);

(ii) indebtedness evidenced by bonds, debentures, loan, loan stock, notes, commercial paper or similar instruments;

(iii) the nominal amount of any share capital expressed to be redeemable;

(iv) indebtedness (including contingent liabilities) arising under or by virtue of (A) acceptance credits, (B) debt factoring, invoice or bill discounting or note purchase facilities, (C) deferred payment for assets or services (other than normal trade credit), (D) guarantees, indemnities or other assurances against financial loss in respect of any indebtedness specified in this definition of any other person, (E) counter-indemnities in respect of letters of credit, bonds, guarantees, indemnities or similar obligations issued or created in favour of third parties and (F) any other transaction having substantially the same commercial effect as any of the foregoing, including (without limitation) those where liabilities are not shown as borrowings on a balance sheet by reason of being contingent, conditional or otherwise,

(but so that no amount shall be included or excluded more than once);

	“Interest Cover Ratio”:	the ratio of EBITDA to Total Interest Expense;

	“Net Debt”:	Gross Debt less Total Cash;

	“Quarter Day”:	the last day of March, June, September and December in each year;

	“Relevant Period”:	each period of 12 months ending on each Quarter Day;

	“Smedvig”:	Smedvig Capital AS;

	“Total Cash”:	credit balances on any account with any bank, building society or other financial institution and whether on current, deposit or term deposit account (provided such credit balance is payable on demand or not later than twelve months following demand) which are freely available to the Customer;

	“Total Interest Expense”:	all interest expenses and other finance costs (whether paid, payable or added to principal) incurred by the Customer during the Relevant Period calculated on a consolidated basis but taking no account of dividends on preference shares;

	“Total Operating Profit”:	total operating profit for continuing operations, acquisitions (as a component of continuing operations) and discontinued operations (as set out in Financial Reporting Standard No.3) of the Customer but ignoring any exceptional items; and

	“Vehicle Finance Facility”:	A lease purchase facility provided by BMBF to the Customer under a Finance Document for the provision of motor vehicles and related IT equipment.

2.	Purpose and Understanding

2.1	The purpose of this Agreement is to record the covenants and undertakings of the Customer to BMBF upon which the future availability of the Vehicle Finance Facility is conditional.

2.2	It is understood and acknowledged that Events of Default are deemed to be events of default under a Finance Document and shall have the same effect as if they were set out as events of default in a Finance Document.

2.3	This Agreement and the terms herein are in substitution for and not in addition to any previous agreement, deed or correspondence between BMBF and the Customer containing covenants and undertakings to be satisfied by the Customer in relation to the Vehicle Finance Facility.

2.4	The parties agree that at least 60 days prior to the Expiry Date they will confirm the terms of a new agreement in and with similar form and content to this Agreement which shall be entered into prior to, but effective upon the Expiry Date. If the parties have failed to satisfy this Clause 2.4 by the Expiry Date, no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility; all sums outstanding pursuant to the Vehicle Finance Facility shall become immediately due and owing; and BMBF may terminate the Vehicle Finance Facility.

3.	Cash Headroom

3.1	If Total Cash at the end of any month falls below £500,000 to further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

3.2	If Total Cash at the end of any month falls below £250,000 this will constitute an Event of Default.

4.	Debt Restrictions

No further facilities will be made available to the Customer by BMBF under the Vehicle Finance Facility if Gross Debt exceeds the Gross Debt Limit during the relevant Debt Restriction Test Period as set cut in the table below.

Debt Restriction Test Period	Gross Debt Limit
1 January 2010 to 31 March 2010	£19,800,000
1 April 2010 to 30 June 2010	£25,700,000
1 July 2010 to 30 September 2010	£31,200,000
1 October 2010 to 31 December 2010	£31,500,000

All Gross Debt Limits shall be reduced by a sum equal to the value of any indebtedness howsoever arising due and owing to Smedvig or any other party at any time which is subsequently converted into equity prior to the Expiry Date.

BMBF may notify the Customer in writing of the reduced Gross Debt Limit as soon as practical upon BMBF receiving written notice of any such conversion from the Customer. Notwithstanding such notice, the reduced Gross Debt Limit shall apply from the date of any such conversion.

Net Debt to EBITDA

5.1	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

Quarter Day	Ratio
31st March 2010	4.62
30th June 2010	5.98
30th September 2010	5.49
31st December 2010	3.81

5.2	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, an Event of Default will arise.

Quarter Day	Ratio
31st March 2010	4.83
30th June 2010	6.29
30th September 2010	5.71
31st December 2010	3.97

Interest Cover Ratio

6.1	An Event of Default will arise if the Interest Cover Ratio for the Relevant Period for each Quarter Day falls below the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day.

Quarter Day	Ratio
31st March 2010	3.0
30th June 2010	3.0
30th September 2010	3.0
31st December 2010	3.0

Cross Default

7.1	In addition to clauses 3.2, 5.2 and 6.1 above, and the events listed in clause 9.1 to the Finance Document, the following will constitute Events of Default:

(a)	any indebtedness of the Customer under a Financing Facility howsoever due and owing is not paid when due nor within any originally applicable grace period;

(b)	any indebtedness of the Customer under a Financing Facility is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (howsoever described);

(c)	any commitment for any Indebtedness of the Customer under a Financing Facility is cancelled or suspended by a creditor of the Customer as a result of an event of default (howsoever described); and/or

(d)	if any creditor of the Customer under a Financing Facility becomes entitled to declare any of the Customer’s Indebtedness due and payable prior to its specified maturity as a result of an event of default (howsoever described).

8.	Provision of Financial Information and Operational and Financial Covenants Test

8.1	The Customer hereby covenants to provide to BMBF the financial statements described in clause 8.1(a), (b) and (c) below (“Financial Statements”):

(a)	no later than 30 days from the end of the period to which they relate, its monthly management accounts (incorporating profit and loss (month and year to date, with variance to budget and prior year), balance sheet and cash flow (detailing liquidity headroom in line with forecasts) and details of monthly and rolling 12 month average hire rates and utilization); and estimated stock valuation for Barclay’s financed car and van fleet;

(b)	no later than 270 days from the end of the period to which they relate, its annual audited financial statements, including balance sheets, income statements and statements of cash flow for the financial year then ended, on a consolidated basis, as appropriate, which have been prepared by its independent accountants; and

(c)	no later than 30 days after the beginning of any of its financial years its annual budget (prepared on a monthly basis and incorporating a projected consolidated profit and loss, balance sheet, cashflow statement, projected capital expenditure and details of the projected monthly and rolling 12 month average hire rates. The budget shall relate to the forthcoming 12 month period of the Customer’s financial year.

8.2	The Customer undertakes to submit with each set of Financial Statements delivered pursuant to Clause 8.1 (a) and Clause 8.1 (b) a covenant compliance certificate (in the form set out in Schedule 1) signed by two directors of the Customer (one of whom must be the finance director): (a) certifying that the Customer is in compliance with such operational and financial covenants as at the expiry of the relevant period referable to each such operational and financial covenant; and (b) that no Event of Default has occurred or if there is a continuing Event of Default providing details of the same and of any actual and proposed remedial action.

8.3	The Customer undertakes to provide with each covenant compliance certificate described in Clause 8.2 above, detailed calculations of the figures used to demonstrate compliance with the operational and financial covenants set out in Clauses 3, 4, 5 and 6, and in the case of the covenant compliance certificate delivered with the annual audited accounts in accordance with Clause 8.1(b), written confirmation from the Customer’s Independent accountants that the Customer has used accurate and applicable data and calculations to complete such certificate.

9.	Law and Jurisdiction

This agreement shall be governed by English law, The Customer submits to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Deed was executed and is delivered on and takes effect from the day and year first before written.

Signed as a deed under a power of attorney dated [Illegible] for and on behalf of Barclays Mercantile Business Finance Limited by, [Illegible] In the presence of:	/s/ [Illegible]
attorney in fact

/s/ Robert Stavely

Full name	Robert Stavely

Address	CHURCHILL PLAZA, CHURCHILL WAY
Basingstoke, RG21 7GP.
Executed as a deed by Streetcar Limited acting by:
Director	/s/ ANDREW VALENTINE

Director	/s/ Brett Akker

SCHEDULE 1

Form of Covenant Compliance Certificate

Date;

To: Barclays Mercantile Business Finance Limited (“BMBF”)

Dear Sirs,

Re: Master Lease Purchase Agreement dated 12th February 2008 between BMBF and Streetcar Limited and any associated lease purchase facility (the “Vehicle Finance Facility”) and the agreement in relation to operational and financial covenants dated [                     2010] between BMBF and Streetcar Limited (the “Agreement”)

The terms used in this Covenant Compliance Certificate shall have the same meaning as contained in the Agreement unless otherwise stated herein.

We attach to this covenant compliance certificate copies of spreadsheets containing calculations and other appropriate and relevant data evidencing the calculation of the operational and financial covenants set out in the Schedule below and referred to in the Agreement in relation to the Vehicle Finance Facility and in accordance with the undertaking given by Streetcar Limited pursuant to Clause 8.2 of the Agreement.

Streetcar Limited
Period:	Covenant Schedule
Management Accounts		Date of Receipt:
	Actual	Budget	Covenant	Pass / Fail
	£000	£000	£000
PBT (Month)
PBT (YTD)
EBITDA (Month)
EBITDA (Quarter)
EBITDA (YTD)
EBITDA (Rolling 12 month)
Gross Debt
Net Debt
Net Debt / EBITDA Ratio
Cash Headroom
Interest Cover Ratio
Max Facility Utilisation

Based on the above calculations and data, we confirm that Streetcar Limited is in compliance with the operational and financial covenants set in the Agreement as at the expiry of the relevant period referable to each such operational and/or Financial Covenant.

In addition to the above, we confirm that no Event of Default pursuant to the terms of the Agreement has occurred or is continuing.

[☐insert name of Director]
for and on behalf of
Streetcar Limited

[☐insert name of Director]
for and on behalf of
Streetcar Limited

*	If this statement can not be made the certificate should identify the Event of Default which is continuing and the steps, if any, being taken to remedy it.

The Directors

Streetcar Limited

Melbury House

51 Wimbledon Hill Road

London SW19 7QW

28 May 2010

Dear Sirs

Master Agreement for Lease and or Lease Purchase entered into between Barclays Mercantile Business Finance Limited (“BMBF”) and Streetcar Limited (“Streetcar”) dated 12 February, 2008 (the “Master Agreement”)

We refer to the Master Agreement and to the agreement in respect of operational and financial covenants entered into between Streetcar and BMBF dated 31 March 2010 (the “Covenants Agreement”). Terms defined and references construed in the Master Agreement and the Covenants Agreement have the same meaning and construction in this letter unless provided otherwise.

Following the acquisition of Streetcar Limited by Zipcar Inc on 20 April 2010, you have informed us that you are restating your management accounts to take into account modified accounting policies. As such you have notified us of the following breaches under the Covenants Agreement (the “Covenant Breaches”):

(a)	clause 5.1 (Net Debt to EBITDA) in respect of a breach of the ratio of Net Debt to EBITDA for the Relevant Period ending 31 March 2010.

You have also notified us of the breach under the covenants agreement in relation to:

(b)	clause 8.2 (Provision of Financial Information and Operational and Financial Covenants Test) in respect of the failure to provide a covenant compliance certificate for March 2010 by 30 April 2010.

Further, we anticipate that there will be a breach of clause 8.1 (a) (Provision of Financial information and Operational and Financial Covenants Test) in respect of the failure to provide monthly management accounts for April 2010 as a result of the restatement of your management accounts.

You are aware that the breach of the Net Debt to EBITDA ratio described in paragraph (a) above will trigger a drawstop under the Vehicle Finance Facility.

Conditions of Waiver

We agree to waive the Covenant Breaches, provided that the following conditions are met:

1.	clause 3 (Cash Headroom) is amended as follows:

“3.1 If Total Cash at the end of any month falls below £820,000 no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

3.2 If Total Cash at the end of any month falls below £570,000 this will constitute an Event of Default.”

1

2.	an update as to the dispute with HMRC in respect of the VAT on insurance revenue is included in the commentary provided with the monthly management accounts in accordance with clause 8.1(a);

3.	provision of an updated budget for Streetcar for this financial year is provided by 11 June 2010, and an agreement in respect of new covenants by 30 June 2010;

4.	payment in full by 4 June 2010 of the undisputed fees that are due and owing to Barclays Merchants Services (“BMS”) in respect of monthly service fees and chargebacks for March and April 2010, and reinstatement thereafter of the monthly payments in respect of the monthly service and chargeback fees;

5.	your attendance at a meeting or a call with us and BMS to discuss any outstanding BMS non-secure fees and other issues during the week commencing 7 June 2010;

6.	provision of the signed covenant compliance certificate for 31 March 2010 in accordance with clause 8.2 of the Covenants Agreement on or before 1 June 2010;

7.	provision of the signed covenant compliance certificate for 30 April 2010 in relation to Cash Headroom and Gross Debt on or before 1 June 2010 in accordance with clause 8.2 of the Covenants Agreement;

8.	provision of the full monthly management accounts for April 2010 together with the monthly management accounts for May 2010 and the signed covenant compliance certificate for May 2010 on or before 30 June 2010; and

9.	provision of the Zipcar parent guarantee and legal opinion, in form and substance satisfactory to us, on or before 31 May 2010.

Upon receiving evidence to our satisfaction of the resolution of the current VAT dispute with HMRC and us notifying you of the same, the amendment to clause 3 of the Covenants Agreement will expire.

Fee

Streetcar agrees to pay to the Bank a waiver fee of £20,000 on the date on which Streetcar countersigns this letter, such fee irrevocably authorized to be debited from sort code 20-53-04, account number 30290181.

Reservation of rights

The right of the Bank to enforce its rights pursuant to the Master Agreement and/or the Covenant Agreement is hereby expressly reserved. Other than in relation to those current breaches of covenant expressly waived under this letter, nothing contained in this letter or any action or inaction by the Bank shall operate as a waiver of any of the Bank’s rights or remedies under the Facility Agreement and/or the Covenant Agreement which remain and shall continue in full force and effect.

Yours faithfully,

/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
For and on behalf of Barclays Mercantile Business Finance Limited

Date:	[ILLEGIBLE]

2

Acknowledgement

We agree to the terms of this letter.

/s/ Andrew Valentine
Andrew Valentine
For and on behalf of
Streetcar Limited

Date:

3

The Directors Streetcar Limited Melbury House 51 Wimbledon Hill Road London SW19 7QW	Barclays Asset & Sales Finance Churchill Plaza Churchill Way Basingstoke RG21 7GL Tel +44 (0)1256 817777 Fax +44 (0)1256 810283 www.barclays.com

30th June 2010

Dear Sirs

Master Agreement for Lease and or Lease Purchase entered into between Barclays Mercantile Business Finance Limited (“BMBF”) and Streetcar Limited (“Streetcar”) dated 12 February 2008 (as varied or amended from time to time) (the “Master Agreement”)

The agreement in respect of operational and financial covenants entered into between Streetcar and BMBF dated 31 March 2010 (as varied or amended from time to time, including pursuant to an amendment letter dated 28 May 2010) (the “Covenants Agreement”)

We refer to the Master Agreement and to the Covenants Agreement. Terms defined and references construed in the Master Agreement and the Covenants Agreement have the same meaning and construction in this letter unless provided otherwise. Save as otherwise determined, references to clauses in this letter are to clauses in the Covenants Agreement.

1.	Possible Covenant Breaches

You have indicated to us that you will probably breach the following covenants under the Covenants Agreement for the Relevant Period ending 30 June 2010:

(a)	clause 5 (Net Debt to EBITDA); and

(b)	clause 6.1 (Interest Cover Ratio).

2.	Conditions

We agree to your request to amend the covenants referred to above, as provided for below, provided that:

(a)	an update as to the dispute with HMRC in respect of the VAT on insurance revenue is included in the commentary provided with the monthly management accounts in accordance with clause 8.1(a); and

(b)	Streetcar procures that Zipcar inc. shall provide to BMBF:

(i) no later than 45 days from the end of the period to which they relate, Zipcar inc.’s quarterly management accounts for the first three quarters of the financial year; and

(ii) no later than 90 days from the end of the financial year to which they relate, Zipcar inc.’s quarterly management accounts for the final quarter of the financial year.

Each set of quarterly management accounts provided in accordance with this paragraph shall incorporate profit and loss (quarter and year to date), balance sheet and cash flow and a commentary on the trading performance against budget).

1

3.	Amendments

3.1	Subject to paragraph 3.2 below, with effect from 28 May 2010, clause 3 (cash headroom) was amended as follows:

“clause 3 (Cash Headroom)

3.1	If Total Cash at the end of any month falls below £820,000 no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

3.2	If Total Cash at the end of any month falls below £570,000 this will constitute an Event of Default.”

3.2	Upon receiving evidence to our satisfaction of the resolution of the current VAT dispute with HMRC and us notifying you of the same, the amendment to clause 3 will expire.

3.3	With effect from the date on which Streetcar countersigns the duplicate of this letter:

(a)	clause 5 (Net Debt to EBITDA) shall be deleted and replaced with:

“Net Debt to EBITDA

5.1	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

Quarter Day	Ratio
31st March 2010	4.62
30th June 2010	6.28
30th September 2010	5.76
31st December 2010	4.00

5.2	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, an Event of Default will arise.

Quarter Day	Ratio
31st March 2010	4.83
30th June 2010	6.54
30th September 2010	6.00
31st December 2010	4.17

”; and

2

(b)	clause 6 (Interest Cover Ratio) shall be deleted and replaced with:

“Interest Cover Ratio

6.1	An Event of Default will arise if the Interest Cover Ratio for the Relevant Period for each Quarter Day falls below the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day.

Quarter Day	Ratio
31st March 2010	3.00
30th June 2010	2.75
30th September 2010	2.75
31st December 2010	2.75

.”

4.	Fee

Streetcar must pay to the Bank an amendment fee of £15,375 on the date on which Streetcar countersigns the duplicate of this letter, such fee to be debited from sort code 20-53-04, account number 30290181.

5.	Counterparts

This letter may be executed in counterparts (whether by fax or otherwise) and all such counterparts taken together shall constitute one and the same instrument.

6.	Full force and effect

For the avoidance of doubt, the Master Agreement and the Covenants Agreement remain and shall continue in full force and effect as amended pursuant to this letter.

7.	Governing law

This letter shall be governed by English law.

Please sign and return the enclosed duplicate of this letter by way of your agreement to its terms.

Yours faithfully

/s/ [Illegible]
Name:	[Illegible]
For and on behalf of Barclays Mercantile Business Finance Limited

Date:	30-6-10

Acknowledgement

We agree to the terms of this letter.

/s/ Andrew Valentine
Andrew Valentine
For and on behalf of
Streetcar Limited

Dated: 30-6-10

3

Barclays Asset & Sales Finance Churchill Plaza Churchill Way Basingstoke RG21 7GL Tel +44 (0) 1256 817777 Fax +44 (0) 1256 810283 www.barclays.com

The Directors

Streetcar Limited

Melbury House

51 Wimbledon Hill Road

London SW19 7QW

29 September 2010

Dear Sirs

Master Agreement for Lease and or Lease Purchase entered into between Barclays Mercantile Business Finance Limited (“BMBF”) and Streetcar Limited (“Streetcar”) dated 12 February 2008 (as varied or amended from time to time) (the “Master Agreement”)

The agreement in respect of operational and financial covenants entered into between Streetcar and BMBF dated 31 March 2010 (as varied or amended from time to time, including pursuant to amendment letters dated 28 May 2010 and 30 June 2010) (the “Covenants Agreement”)

We refer to the Master Agreement and to the Covenants Agreement. Terms defined and references construed in the Master Agreement and the Covenants Agreement have the same meaning and construction in this letter unless provided otherwise. Save as otherwise determined, references to clauses in this letter are to clauses in the Covenants Agreement.

1.	Possible Covenant Breaches

You have indicated to us that you will probably breach the following covenants under the Covenants Agreement for the Relevant Period ending 30 September 2010:

(a)	clause 5 (Net Debt to EBITDA); and

(b)	clause 6.1 (Interest Cover Ratio).

2.	Conditions

We agree to your request to amend the covenants referred to above, as provided for below, provided that:

(a)	an update (in a form and content satisfactory to us) as to the:

(i)	dispute with HMRC in respect of the VAT on insurance revenue; and

(ii)	proposed fleet reduction and other cost cutting initiatives,

is included in the commentary provided with the monthly management accounts in accordance with clause 8.1 (a) of the Covenants Agreement;

(b)	Streetcar procures that Zipcar Inc. shall provide to BMBF:

(i)	no later than 45 days from the end of the period to which they relate, Zipcar Inc.’s quarterly management accounts for the first three quarters of the financial year ending 31 December 2010; and

(ii)	no later than 90 days from the end of the financial year to which they relate, Zipcar Inc.’s quarterly management accounts for the final quarter of the financial year ending 31 December 2010.

Each set of quarterly management accounts provided in accordance with this paragraph shall incorporate profit and loss (quarter and year to date), balance sheet and cash flow and a commentary on the trading performance against budget);

(c)	Streetcar shall provide to BMBF no later than 31 December 2010 an approved business plan for 2011; and

(d)	any outstanding issues with Barclays Merchants Services are resolved to our satisfaction by close of business on 8 October 2010.

3.	Amendments

With effect from the date on which Streetcar countersigns the duplicate of this letter:

(a) clause 4 (Debt Restrictions) of the Covenants Agreement shall be deleted and replaced with:

“Debt Restrictions

No further facilities will be made available to the Customer by BMBF under the Vehicle Finance Facility if Gross Debt exceeds the Gross Debt Limit during the relevant Debt Restriction Test Period as set out in the table below.

Debt Restriction Test Period	Gross Debt Limit
1 July 2010 to 30 September 2010	£20,000,000
1 October 2010 to 31 December 2010	£20,000,000

All Gross Debt Limits shall be reduced by a sum equal to the value of any indebtedness howsoever arising due and owing to Smedvig or any other party at any time which is subsequently converted into equity prior to the Expiry Date.

BMBF may notify the Customer in writing of the reduced Gross Debt Limit as soon as practical upon BMBF receiving written notice of any such conversion from the Customer. Notwithstanding such notice, the reduced Gross Debt Limit shall apply from the date of any such conversion.”;

(b) clause 5 (Net Debt to EBITDA) of the Covenants Agreement shall be deleted and replaced with:

“Net Debt to EBITDA

5.1	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, no further facilities will be available to the Customer by BMBF under the Vehicle Finance Facility.

Quarter Day	Ratio
30th September 2010	7.35
31st December 2010	5.63

5.2	If the ratio of Net Debt to EBITDA for the Relevant Period for each Quarter Day exceeds the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day, an Event of Default will arise.

Quarter Day	Ratio
30th September 2010	7.75
31st December 2010	5.93

.”;

(c) clause 6 (Interest Cover Ratio) of the Covenants Agreement shall be deleted and replaced with:

“Interest Cover Ratio

6.1	An Event of Default will arise if the Interest Cover Ratio for the Relevant Period for each Quarter Day falls below the relevant ratio set out in the table below alongside each Quarter Day as tested at each Quarter Day.

Quarter Day	Ratio
30th September 2010	2.25
31st December 2010	2.75

.”; and

(d) The administration fee payable on each drawdown after the date of this letter shall increase from of 0.33% to 0.75% of the balance financed.

4.	Fee

Streetcar must pay to the Bank an amendment fee of £25,000 on the date on which Streetcar countersigns the duplicate of this letter, such fee irrevocably authorised to be debited from sort code 20-53-04, account number 30290181.

5.	Counterparts

This letter may be executed in counterparts (whether by fax or otherwise) and all such counterparts taken together shall constitute one and the same instrument.

6.	Full force and effect

For the avoidance of doubt, the Master Agreement and the Covenants Agreement remain and shall continue in full force and effect as amended pursuant to this letter.

7.	Reservation of rights

The right of BMBF to enforce its rights pursuant to the Master Agreement and/or the Covenants Agreement is hereby expressly reserved. Other than in relation to those current breaches expressly waived under this letter, nothing contained herein or any action or inaction by BMBF shall operate as a waiver of any of BMBF’s rights or remedies which remain and continue in full force and effect

8.	Governing law

This letter shall be governed by English law.

Please sign and return the enclosed duplicate of this letter by way of your agreement to its terms.

Yours faithfully

/s/ [Illegible]
Name:
For and on behalf of Barclays Mercantile Business Finance Limited

Date:	29TH SEPTEMBER 2010

Acknowledgement

We agree to the terms of this letter.

/s/ Andrew Valentine
Andrew Valentine
For and on behalf of Streetcar Limited